Exhibit 99.1

Sterling Bancorp
400 Rella Boulevard
Montebello, NY 10901-4243

News Release	T 845.369.8040
F 845.369.8255

http://www.sterlingbancorp.com

FOR IMMEDIATE RELEASE

May 30, 2017

STERLING BANCORP CONTACT:

Luis Massiani, SEVP & Chief Financial Officer

845.369.8040

Sterling National Bank Receives “Satisfactory” CRA Rating

from Office of the Comptroller of the Currency

MONTEBELLO, NY – May 30, 2017 – Sterling Bancorp (NYSE: STL), the parent company of Sterling National Bank, today announced that on May 25th, the Office of the Comptroller of the Currency (the “OCC”) issued to the bank a Community Reinvestment Act Performance Evaluation for the review period from January 1, 2014 to January 21, 2017 in which the OCC reaffirmed the bank’s Satisfactory CRA rating.

The OCC also specifically noted that the bank has fully resolved the CRA data issues previously referenced by the OCC in December 2016 in a confidential supervisory letter, which was inadvertently publicly released by the Federal Reserve on May 12, 2017.

“Sterling is proud of its significant community lending, investment, and service accomplishments and we are pleased with this outcome,” said Jack Kopnisky, CEO and President. “We remain confident that we face no obstacles to obtaining prompt regulatory approval for our pending merger with Astoria Financial Corporation. We anticipate closing the transaction in the fourth quarter of this year as previously announced.”

About Sterling Bancorp

Sterling Bancorp, whose principal subsidiary is Sterling National Bank, specializes in the delivery of service and solutions to business owners, their families and consumers within the communities we serve through teams of dedicated and experienced relationship managers. Sterling National Bank offers a complete line of commercial, business, and consumer banking products and services. For more information, visit the Sterling Bancorp website at www.sterlingbancorp.com.